UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Ryder System, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Email from Gregory T. Swienton, Chairman, President and Chief Executive Officer]

April 1, 2004

To: All Ryder Employees

From: Greg Swienton

Subject: Voting your Ryder Shares

In the coming days those of you who own shares of Ryder stock will be receiving materials related to our 2004 annual meeting of shareholders, which is scheduled for May 7, 2004. These materials include a copy of our annual report for 2003 entitled “Delivering the Power of R,” a proxy statement and voting card for your use.

There are two agenda items for this year’s annual meeting, the election of directors and the ratification of KPMG to continue in its role as our independent auditors. I want to encourage each employee-shareholder of Ryder to vote his or her shares. While some employees may think their vote is not important, I want to stress that this is certainly not the case. In fact, Ryder employees own approximately five percent of Ryder’s outstanding stock. This means Ryder employees, as a group, are actually the Company’s third largest shareholder. Your significant investment in Ryder stock and your participation in the voting process demonstrate your continued support and confidence in our Company and its leadership.

When you receive these materials, please read the proxy statement carefully for additional information regarding the two agenda items and take the time to vote your shares.